DRILLING SERVICES AGREEMENT

THIS AGREEMENT made the 6th day of October, 2004, by and between:

DYNATEC DRILLING, INC.
2200 South 4000 West
P.O. Box 25128
Salt Lake City, Utah 84125-0128
(the "Contractor")

And:

Methane Energy Corp
11 Inverness Way South
Englewood, Colorado 80112
(the "Owner")

RECITALS

A. The Owner wishes to have certain drilling and other related services conducted on certain real property located in Coos County, Oregon near, Coos Bay, more particularly described on Schedule A hereto (the "Area").

B. The Contractor is engaged in the business of conducting drilling and other related services and has the equipment, personnel and expertise necessary for the proper performance and completion of the drilling and other related services to be provided hereunder as more particularly described on Schedule B hereto (the "Work").

C. The Contractor desires to undertake, and the Owner desires to retain the Contractor to perform, the Work, all pursuant to the terms and conditions hereinafter contained.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements hereinafter contained, the parties hereto covenant and agree as follows:

1. THE WORK.

1.01 The Contractor shall perform and complete the Work as described on Schedule B hereto in a good and workmanlike manner in accordance with generally accepted industry practice and the provisions of this Agreement.

1.02 The Owner shall, prior to commencement of the Work, advise the Contractor of the person or persons who will be the Owner's Representative for the Work. The Contractor shall be entitled to rely upon and shall follow the instructions of the Owner's Representative in the field, and the Owner shall pay for all materials and services provided in connection with such instructions, all as set forth in the daily rig activity report for the drill site and in accordance with the provisions of this Agreement. The Owner shall be entitled to change its Representative at any time and from time to time.

2. PAYMENTS.

2.01 Except as specifically set forth on Schedule D hereto, the Owner shall pay the Contractor for all services performed and materials provided hereunder within 15 days of receipt of the Contractor's invoice. Owner shall pay to the Contractor a prepayment of One hundred and fifty thousand dollars which shall be retained by the Contractor for the Duration of the Contract and which shall be applied against final invoices hereto. All charges shall be at the rates set forth in Schedule D hereto.

2.02 Overdue undisputed invoice amounts shall bear, and the Owner shall pay to the Contractor, interest at a rate of one and one-half percent per month from the date due until paid.

2.03 Disputed amounts or items contained in any invoice shall not be cause for the Owner to delay payment of remaining undisputed amounts or items. The nature of any disputed invoice shall be communicated to the Contractor prior to or shall accompany the payment of the undisputed balance.

2.04 The Owner shall be responsible for, pay and indemnify and hold the Contractor harmless against all local, provincial, (value added) State and Federal taxes and fees (other than income taxes) resulting from or arising out of this Agreement.

3. REPORTS AND INVOICES.

3.01 The Contractor shall:

A. Make and deliver to the Owner's Representative a daily rig activity reports as to the progress of the drilling of the holes included within the Work.

B. Invoice the Owner semi-monthly for all materials provided and services performed pursuant to this Agreement and the instructions of the Owner's Representative as described in Section 1.02 above.

3.02 Daily rig activity reports, cost sheets, consumable charges, third party charges, and other information pertaining to invoice amounts shall be subject to revision by the Contractor to correct errors and omissions and to ensure invoicing is prepared in accordance with this Agreement and Schedules hereto.

4. SCOPE OF DRILLING OPERATIONS.

4.01 The Owner's Representative shall designate the location, angle, azimuth and depth of each hole it wishes drilled.

4.02 The Contractor shall:

A. Drill the holes in sequence designated by the Owner's Representative.

B. Drill each hole at the location marked or specified by the Owner's Representative or, if a number of feet of the location are specified in Schedule B, the Contractor shall drill each hole within that number of feet or meters of the location specified by the Owner's Representative.

C. Collar each hole at the angle and azimuth directed by the Owner's Representative within the range set forth in Schedule B. The Owner shall have the right to check such angles and azimuth before drilling commences.

D. Use drilling mud or other drilling additives in each hole when it is, in the Contractor's opinion, required to achieve satisfactory and safe drilling progress.

E. Use reasonable efforts to drill each hole to the target depth designated by the Owner's Representative.

F. Use reasonable efforts to drill each hole in such a manner as to produce as high a percent of core as the core barrel used and the nature of the ground being drilled will permit.

G. Upon completing or abandoning each hole, close the hole off and mark it in the manner designated by the Owner's Representative.

4.03 The Owner shall provide and maintain access roads to the drill site and prepare the drill site for the services to be performed by the Contractor. Such roads and sites shall be such as to provide for safe operation of the Contractor's vehicles and equipment and shall not be such as to cause undue wear and tear on the Contractor's vehicles and equipment. The Owner shall also provide water, power, support and safety equipment and other items, all to the extent set forth on Schedule B hereto.

5. DEPTH MEASURMENT.

5.01 The Contractor shall:

A. At all times be responsible for keeping an accurate record of the depth of each hole.

B. Disclose to the Owner the length of casing protruding above the surface of the ground level and the depth that the casing is set into each hole.

C. Measure all hole depths from the top of the casing which is assumed to be at ground level.

6. CORES.

6.01 The Contractor shall use reasonable effort to core the entire depth of each hole after penetrating the overburden and rock, and in that regard, the Contractor shall:

A. Keep all cores in core trays provided by the Owner unless the Contractor is required to provide the same as set forth in Schedule D.

B. Take reasonable precautions to keep the cores and core trays free from contamination.

C. Place the cores in proper sequence and orientation in the core trays, setting in markers to designate the depth of overburden and the end of each run.

D. Mark on each tray the hole number, box number and depth of the hole.

E. The cores shall become the property of the Owner at the drill site. If the Contractor is requested by the Owner to move the core in the Contractor's vehicles and/or using the Contractor's personnel, loss or damage to the core shall be at the Owner's risk.

6.02 If the Owner requires that cores be kept in locked containers, such containers and locks shall be provided by the Owner, unless otherwise indicated on Schedule D.

7. ABANDONMENT OF HOLES.

7.01 The Contractor shall not abandon any hole without the prior authorization of the Owner's Representative, unless such Representative is not available and in the Contractor's reasonable judgment, given the circumstances at the time, such hole should be abandoned. If the Owner requires the Contractor in all cases to obtain prior authorization, time lost in doing so shall be regarded as Stand By Time.

8. UNSATISFACTORY PROGRESS.

8.01 Lost Materials - In the event that drill rods, casing, or other equipment become lost, broken or stuck in the hole while drilling at the footage rates, the Owner agrees to reimburse the Contractor at field cost rates, for time and materials expended in recovery attempts, only when the Owner is notified of any bad ground conditions which might result in lost, broken or stuck tools. The Owner will not pay for materials or time if core lost, etc., is due to driller negligence or mechanical failure from defective equipment. If materials are unrecoverable, the Contractor shall be reimbursed at the depreciated value.

8.02 If, notwithstanding the Contractor's judgment to abandon, the Owner requires the Contractor to continue the Work on such hole, the Owner shall pay the Contractor according to the Rates referred to in Schedule D, including all extra costs and charges encountered.

9. RESPONSIBILITY FOR DELAYS.

9.01 Except for delays caused by the Contractor's negligence or delays caused by mechanical break-down of Contractor's equipment, the Owner shall bear all expense in connection with each hole, as set forth in Schedule D hereto.

10. CONTRACTOR'S PERSONNEL, EQUIPMENT AND MATERIALS.

10.01 The Contractor agrees to assign to the Work personnel necessary to properly perform and complete the Work; to provide the equipment and supplies set forth on Schedule C hereto; and to provide such additional equipment and supplies as Contractor shall reasonably determine to be necessary to properly perform and complete the Work.

11. OWNER'S PERSONNEL, EQUIPMENT AND MATERIALS.

11.01 The Owner hereby covenants and agrees to assign to the Work, personnel and to provide and maintain for use by the Contractor in connection with the Work the services, equipment and material set forth in Schedule B or C.

12. SECRECY AND NON-ACQUISITION.

12.01 The Contractor hereby agrees that all information and data relating to the Work obtained or collected by or coming to the attention of the Contractor, its officers, employees, agents, servants, subcontractors, invitees and licensees during the course of the Work shall be for the exclusive use and benefit of the Owner and shall remain the Owner's sole and exclusive property to be dealt with or used by the Owner as it deems best. The Contractor hereby covenants and agrees it shall not, and it shall use its reasonable best efforts to ensure that its employees, agents, servants, subcontractors, invitees and licensees do not divulge to anyone other than the Owner and its duly authorized Representatives, any information or data concerning the progress or result of the Work, or in any manner make use of any information or data which may be gained by them with respect to the Work, except as directed in writing by the Owner.

13. INSURANCE.

13.01 The Contractor shall:

A. Provide, maintain and pay for the following insurance:

(1) Comprehensive General Liability insurance protecting the Owner, the Contractor and their respective officers, employees, agents, servants, subcontractors, invitees and licensees against damages arising from personal injury (including death) and from claims for property damage which may arise directly or indirectly out of the operations of the Contractor, its officers, employees, agents, servants, subcontractors, invitees and licensees under this Agreement.

(2) Automobile Insurance on the Contractor's owned and non-owned vehicles, protecting the Contractor, the Owner and their respective officers, employees, agents, servants, subcontractors, invitees and licensees under this Agreement.

(3) Employers' Liability Insurance covering claims by employees, agents or servants of the Contractor.

B. Ensure that each of the policies of insurance:

(1) Is in an amount not less that $ 1,000,000. inclusive of any one occurrence (as to liability policies).

(2) Includes a standard form of cross-liability clause.

(3) Indicates that the insurer will give the Owner at least 30 days prior written notice of amendment, cancellation or termination of the coverage.

(4) If the Owner requires a Contract Completion or other Bond shall in all cases be to the Owner's account. Such Bonds and their costs shall be specified as set forth in Schedule D.

(5) Other requirements:

  Contractor to maintain and pay for insurance and provide evidence of such via certificate of insurance

  Under Commercial General Liability and Auto, to protect Owner and their respective, officers, agents, employees by naming them as additional insureds and covers against damages arising from bodily injury, property damage, personal and advertising injury (including death) from claims arising directly or indirectly out of the operations or the contractor, its officers, employees, agents, servants, subcontractors, invitees, and licensees under the agreement.

  All limits of insurance are in US Dollars with exception to Environmental.

  Also provide evidence of Workers Compensation in addition to Employers Liability

  Provide evidence of contractor's environmental coverage, limit available of $1MM Canadian

  Contractors insurance to be primary for General Liability and Contractors Environmental Pollution policies

  Waiver of subrogation in favor of MEC for General Liability

14. INDEMNITY.

14.01 Both the Contractor and Owner agrees to defend, indemnify and save the other harmless from and against any loss, liability, claim, demand, damage, expense, injury or death arising out of or in connection with this Agreement, unless and to the extent such loss, liability, claim, demand, damage, expense injury or death is caused by, results from or is attributable to the negligence or willful misconduct of the party seeking such indemnification.

14.02 The Contractor agrees to defend, indemnify and save the Owner harmless from and against any damages arising out of or in connection with any infringement or alleged infringement of patent resulting from the use of any patented process or device by the Contractor in performing this Agreement.

14.03 In no event shall either party be responsible for consequential damages of the other party, whether arising out of or in connection with the performance or non-performance of their respective duties pursuant to this Agreement.

15. FUEL SURCHARGE.

15.01 This contract is based on the price of fuel as of the date of submission of the tender. Fuel is defined as both gasoline and diesel fuel. In the event that prices of either product increases more than 5%, then the Contractor is entitled to charge at cost the additional fuel cost based on the tender price.

16. LAW, RULES, AND WORKER'S COMPENSATION.

16.01 The Contractor shall perform its services hereunder in compliance with Federal, provincial, State, territorial and municipal laws, ordinances and regulations relating to the performance of the Work, including those in respect of Worker's Compensation.

16.02 The Contractor will be responsible to have on site all the necessary equipment for First Aid, as stipulated by the laws governing this Contract, and will promote safe working practices.

16.03 The Contractor shall at all times enforce strict discipline and maintain good order among its employees and shall not retain on the project any unfit person, or any one not skilled in the work assigned to him. Any employee of the Contractor who is objectionable or unsatisfactory to the Client shall be removed from the project and replaced by an employee satisfactory to the Client.

17. MECHANIC'S OR OTHER LIENS.

17.01 The Contractor shall promptly pay all costs and charges incurred by it in connection with the Work and shall not suffer or permit any mechanic's or other liens to attach to any property of the Owner, except to the extent reasonably contested by the Contractor, in which case the Contractor shall provide a bond or other collateral acceptable to the Owner.

18. ECOLOGY AND SANITATION.

18.01 During the course of the Work, the Contractor shall keep the drill and camp areas free of accumulations of waste, rubbish and garbage, and upon completion of the Work, shall remove all tools, scaffolding, surplus materials, rubbish or garbage and leave the working and camp sites in a clean condition. The Contractor shall promptly cleanup and properly dispose of all soil contaminated by leakage or spills of oil, diesel, gasoline, or other toxic substances emanating from any of Contractor's equipment.

18.02 Any environmental responsibility relating to the construction, use or reclamation of drill sites or access roads shall be borne by the Owner.

18.03 The Owner will be responsible for procuring and maintaining all necessary permits for the performance of the Work.

18.04 The Owner will indemnify and hold the Contractor harmless for any and all liability, claims, damages and expenses which may arise from events or activities in connection with the Work which are beyond the reasonable control of the Contractor, including but not limited to pollution of ground water or surrounding land by discharge of drilling fluids and wastes, except to the extent such claims liabilities and expenses result from or are attributable to the negligent acts of omissions of the Contractor or its employees.

19. TERMINATION.

19.01 If either party defaults in any material covenant, obligation or agreement under this Agreement, the other party may, upon notice, forthwith terminate this Agreement without liability to the other party; provided, however, in any event the Owner shall remain liable for and shall promptly pay for all services rendered and materials furnished by the Contractor in connection with actual Work performed through the date of such notice.

20. FORCE MAJEURE.

20.01 Notwithstanding anything in this Agreement to the contrary, a party hereto shall not be deemed to be in default with respect to the performance of any of the covenants, obligations or agreements under this Agreement, if its failure to comply is due to strike lock-out, civil commotion, invasion, rebellion, hostilities, sabotage, governmental regulations or controls, acts of God, inability to obtain any required materials or services, or otherwise beyond the reasonable control of the party.

20.02 The party seeking to rely on this subsection shall give immediate written notice of the same to the other party and shall take all reasonable steps to eliminate the circumstances giving risk to the condition force majeure. If the condition of force majeure continues for a period of 14 days after receipt of the notice, the party receiving the notice shall be entitled to terminate this Agreement upon notice to the party claiming the force majeure.

21. NON-WAIVER.

21.01 No condoning, excusing or waiver by either party of any default, breach or non-observance by the other party at any time or times in respect of any covenant, proviso or condition contained in this Agreement shall operate as a waiver of such party's rights under this Agreement in respect of any continuing or subsequent default, breach or non-observance, or so as to defeat or affect in any way the rights of such party in respect of any continuing or subsequent default, breach or non-observance.

22. NOTICE.

22.01 All notices, demands and payments required or permitted to be given under this Agreement shall be in writing addressed to the party at the address set forth in this Agreement and may be delivered personally, sent by telex or Fax/Rapicom or sent by prepaid registered or certified mail to the addresses set forth below. Such notice shall be effective when delivered, when sent/received in the case of telex or Fax/Rapicom, or on the third business day next following the date it is posted, as the case may be.

23. MISCELLANEOUS.

23.01 The Contractor shall not assign or subcontract out any of is obligations or rights hereunder without the prior written consent of the Owner.

23.02 This Agreement shall inure to the benefit of and be binding upon the parties hereto, their successors and permitted assigns.

23.03 The captions in this Agreement have been inserted only for reference and a matter of convenience and do not define, limit or enlarge the scope or meaning of this Agreement or any provisions thereof.

23.04 Whenever the singular or masculine is used throughout this Agreement, the same shall be construed as meaning the plural or feminine or body corporate, as the context or the parties so require.

23.05 Except with respect to instructions of the Owner's Representatives described in Section 1.02 above, this Agreement may be altered only by written consent of both parties hereto.

23.06 All Schedules and Exhibits attached hereto are incorporated herein by reference.

23.07 This Agreement shall be interpreted in accordance with the laws of the State of Oregon.

GUARANTY

Whereas, Methane Energy Corp. ("Owner") is a wholly-owned subsidiary of the undersigned Torrent Energy Corp. a Colorado, US corporation ("Guarantor").

Whereas, as a condition precedent to Dynatec Drilling, Inc. ("Contractor") entering into the foregoing Drilling Services Agreement (as amended from time to time, the "Agreement") Guarantor is required to execute and deliver this Guaranty.

Whereas, Guarantor will derive substantial benefit from the services to be performed by Contractor for Owner under the Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt of which is acknowledged, and in order to induce Contractor to enter into the Agreement and to perform the services required thereunder, Guarantor guarantees the full payment when due of all sums of whatsoever nature owed by Owner to Contractor under the Agreement. This Guaranty shall be a continuing, absolute, unconditional and irrevocable guaranty of payments and shall remain in force until all payment obligations of Owner under the Agreement have been fully performed. In the event Contractor is required to take any action to enforce this Guaranty, Contractor shall be entitled to recover its costs and expenses including attorneys fees, whether incurred with or without suit or before or after judgment.

This guaranty shall be interpreted and enforced in accordance with the laws of the State of Oregon.

Torrent Energy Corporation
11 Inverness Way South
Englewood, Colorado 80112

_______________________________   _________________
By:                                                                 Date:

IN WITNESS WHEREOF, the parties hereto have caused these present to be executed as of the day and year first above written.
Per:	DYNATEC DRILLING, INC. 2200 South 4000 West P.O. Box 25128 Salt Lake City, Utah 84125-0128
	By: /s/ Noble H. Larsen Noble H. Larsen President	Date: October 19, 2004

AND:

Per:	METHANE ENERGY CORP 11 Inverness Way South Englewood, Colorado 80112
	By: /s/ Mark Gustafson	Date: October 19, 2004

SCHEDULE A

LOCATION OF WORK

This Contract Covers the Diamond Drilling
and Other Related Services

AGREEMENT BETWEEN

DYNATEC DRILLING, INC.

and

METHANE ENERGY CORP

SCHEDULE B

ACTIVITIES TO BE UNDERTAKEN:
1.	Guaranteed minimum total lineal footage to be drilled.	6,000 Feet
2.	Anticipated total lineal footage to be drilled.	10,000 Feet
3.	Size (s) of wireline core.	HQ
4.	Date of commencement of the Work.	Approx Nov 1st,2004
5.	Work Schedule.	(2) 12-Hour Shifts Per Day 7 Days Per Week.
6.	Allowable distance of hole collar from Owner's designation location.	As close as possible
7.	Angle of holes.	Vertical
8.	Depth of casing.	10% total hole depth, max. 400 ft.
9.	The number and type of personnel to be provided by the Contractor.	1 Driller and 1 Helper Per Shift. One Driller will be designated as Runner Foreman.

10. The personnel, equipment, and services to be provided and assigned by the Owner at no cost the Contractor:

A. Field representatives.

B. Drill site preparation, suitable for equipment indicated in Schedule C.

C. Mud sump pits.

D. Drill site access roads.

E. Transport of core from the drill sites.

F. Ancillary equipment for moving Contractor's equipment, if required.

G. Owner will supply water to the drill site at no cost the Contractor.

H. Disposal of drilling fluid wastes.

11. The address for notice to the Contractor:

DYNATEC DRILLING, INC.
2200 South 4000 West
P.O. Box 25128
Salt Lake City, Utah 84125-0128

12. The address for notice to the Owner:

METHANE ENERGY CORP.
11 Inverness Way South
Englewood, Colorado 80112

SCHEDULE C

EQUIPMENT TO BE PROVIDED BY CONTRACTOR:

This schedule describes the equipment referred to in Section10.

1. Drilling Rig.

One (1) truck mounted core drill rig

complete with 45 foot pull mast.

2. Vehicles.

Two (2) 4 x 4 pickups.

3. Water Supply.

Owner will supply water at the drill site.

4. Ancillary Equipment.

Unitized mud pump, light plant, and

mud mixing tanks and pump for each rig.

5. Drill Strings and Casing.

4,000 feet of HMQ drill rod, strings and related tools.

6. Supplies and Spares.

Sufficient for completion of the Contract.

We wish to thank you for awarding us this Contract, and we look forward to working with you on the project.
Per:	DYNATEC DRILLING, INC. 2200 South 4000 West P.O. Box 25128 Salt Lake City, Utah 84125-0128
	By: /s/ Noble H. Larsen Noble H. Larsen President	Date: October 19, 2004

AND:

Per:	METHANE ENERGY CORP 11 Inverness Way South Englewood, Colorado 80112
	By: /s/ Mark Gustafson	Date: October 19, 2004